Exhibit 10.1

FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT (this “Amendment”) is entered into as of January 31, 2012, by and between RED LION HOTELS CORPORATION, a Washington corporation (“Borrower”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (“Bank”).

RECITALS

WHEREAS, Borrower is currently indebted to Bank pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Borrower and Bank dated as of September 12, 2011, as amended from time to time (the “Credit Agreement”).

WHEREAS, Bank and Borrower have agreed to certain changes in the terms and conditions set forth in the Credit Agreement and have agreed to amend the Credit Agreement to reflect said changes.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Credit Agreement shall be amended as follows:

1. Section 1.1 is hereby deleted in its entirety, and the following substituted therefor:

SECTION 1.1. LINE OF CREDIT.

(a) Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including March 31, 2013, not to exceed at any time the aggregate principal amount of Ten Million Dollars ($10,000,000.00) (“Line of Credit”), the proceeds of which shall be used (i) to provide working capital for the Borrower and its Subsidiaries, (ii) to fund maintenance capital expenditures on properties owned or leased by the Borrower and its Subsidiaries, and (iii) for general corporate purposes of the Borrower. Borrower’s obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of September 12, 2011 (“Line of Credit Note”), all terms of which are incorporated herein by this reference.

(b) Limitation on Borrowings. Outstanding borrowings under the Line of Credit, to a maximum of the principal amount set forth above, shall not at any time exceed in the aggregate an amount equal to the excess of (i) the Properties NOI multiplied by six (6), over (ii) the then current principal amount owing on the Term Loan.

(c) Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a “Letter of Credit” and collectively, “Letters of Credit”); provided however, that the aggregate undrawn amount of all outstanding Letters of Credit shall not at any time exceed Five Hundred Thousand Dollars ($500,000.00). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. Each Letter of Credit shall be issued for a term not to exceed Three Hundred Sixty-five (365) days, as designated by Borrower; provided however, that no Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The actual undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances;

provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(d) Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above. Notwithstanding the foregoing, Borrower shall maintain a zero balance on advances on Borrower’s Line of Credit for a period of at least thirty (30) consecutive days during each fiscal year.

2. Section 4.9(b) is hereby deleted in its entirety, and the following substituted therefor:

(b) Debt Service Coverage Ratio. Borrower shall not permit the Debt Service Coverage Ratio, as of the last day of any fiscal quarter of the Companies during the following periods, to be less than the ratio set forth opposite such period below:

Quarters ending	Ratio
September 30, 2011 and December 31, 2011	1.25 to 1.0
March 31, 2012 and June 30, 2012	1.30 to 1.0
September 30, 2012 and thereafter	1.50 to 1.0

3. Section 4.9(c) is hereby deleted in its entirety.

4. Exhibit A to the Credit Agreement is hereby amended to delete the definition of “Loan Commitment Coverage Ratio” in its entirety without replacement and to delete the definitions of “Consolidated EBITDA”, “iStar Properties” and “Properties NOI” in their entirety and replace such definitions with the following:

“Consolidated EBITDA means, for any period of determination, as calculated in accordance with GAAP, the sum of (a) consolidated net income of Borrower and its Subsidiaries, plus (b) income tax expense, plus (c) interest expense, plus (d) depreciation and amortization expense, plus (e) losses from asset dispositions and impairment charges, plus (f) the amount of any expense for stock-based compensation, plus (g) $400,000, representing adjustment for additional rent paid by Borrower or its Subsidiaries in the fourth calendar quarter of 2011 due to the delay in the acquisition of the iStar Properties, minus (h) gains from asset dispositions.

iStar Property means each real property location leased as of the Closing Date by Red Lion Holdings and located in Bend, OR; Boise, ID; Coos Bay, OR; Longview, WA; Sacramento, CA; and Wenatchee, WA; collectively, “iStar Properties”.

Properties NOI as of any date means the sum of the following with respect to continuing operations of the Collateral Properties only, as calculated in accordance with GAAP for the twelve-month period ended on the date of the most recent balance sheet contained in the most recent financial statements provided to the Bank pursuant to Section 4.3: (a) consolidated net income, plus (b) income taxes, plus (c) interest expense, plus (d) depreciation and amortization, plus (e) extraordinary losses and losses from asset dispositions, minus (f) extraordinary gains and gains from asset dispositions, plus (g)

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nonrecurring non-cash charges, plus (h) fees payable to Manager under any Management Agreement, plus (i) royalty fees payable to Franchisor under the Franchise Agreement, plus (j) rent paid by Borrower or its Subsidiaries for the iStar Properties (“iStar Rent”), , (k) minus Management and Capex Reserves.”

5. In consideration of the changes set forth herein and as a condition to the effectiveness hereof, immediately upon signing this Amendment Borrower shall pay to Bank a fully earned and non-refundable fee of $10,000.00 (“Amendment Fee”).

6. The modifications set forth in this Amendment shall become effective as of December 31, 2011, upon Borrower fulfilling the following conditions to Bank’s satisfaction:

(a) Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(i)	This Amendment;

(ii)	First Modification to Line of Credit Note;

(iii)	First Modification to Term Note;

(iv)	Guarantors’ Consent and Reaffirmation attached hereto; and

(v)	Such other documents as Bank may require under any other section of this Amendment;

(b) Bank shall have received the Amendment Fee;

(c) There shall not exist any Event of Default under the Credit Agreement or any other Loan Document;

(d) All representations and warranties of the Borrower contained in the Credit Agreement or otherwise made in writing in connection therewith or herewith shall be true and correct and in all material respects have the same effect as though such representations and warranties had been made on and as of the date of this Amendment; and

(e) Bank shall have received such other approvals, opinions, documents or materials as Bank may reasonably request.

7. Except as specifically provided herein, all terms and conditions of the Credit Agreement remain in full force and effect, without waiver or modification. All terms defined in the Credit Agreement shall have the same meaning when used in this Amendment. This Amendment and the Credit Agreement shall be read together, as one document.

8. Borrower hereby remakes all representations and warranties contained in the Credit Agreement and reaffirms all covenants set forth therein as modified by this Amendment. Borrower further certifies that as of the date of this Amendment there exists no Event of Default as defined in the Credit Agreement, nor any condition, act or event which with the giving of notice or the passage of time or both would constitute any such Event of Default.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first written above.

RED LION HOTELS CORPORATION		WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Julie Shiflett	By:	/s/ Daniel G. Adams
Title:	Executive Vice President	Title:	Vice President

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GUARANTORS’ CONSENT AND REAFFIRMATION

Each of the undersigned guarantors of all indebtedness of RED LION HOTELS CORPORATION to WELLS FARGO BANK, NATIONAL ASSOCIATION hereby: (i) consents to the foregoing Amendment; (ii) reaffirms its obligations under its Amended and Restated Continuing Guaranty; (iii) reaffirms its waivers of each and every one of the defenses to such obligations as set forth in its Amended and Restated Continuing Guaranty; and (iv) reaffirms that its obligations under its Amended and Restated Continuing Guaranty are separate and distinct from the obligations of any other party under said Amendment and the other Loan Documents described therein.

RED LION HOTELS FRANCHISING, INC.,
a Washington corporation

By:	/s/ Julie Shiflett
Name: Julie Shiflett
Title: Executive Vice President

RED LION HOTELS MANAGEMENT, INC., a Washington corporation

By:	/s/ Julie Shiflett
Name: Julie Shiflett
Title: Executive Vice President

RED LION HOTELS HOLDINGS, INC., a Delaware corporation

By:	/s/ Julie Shiflett
Name: Julie Shiflett
Title: Executive Vice President

RED LION HOTELS LIMITED PARTNERSHIP, a Delaware limited partnership

By: RED LION HOTELS CORPORATION, its General Partner

	By:	/s/ Julie Shiflett
Name: Julie Shiflett
Title: Executive Vice President

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